Exhibit 99.1

Electromed, Inc. Announces Record Financial Performance in Fiscal 2026 Second Quarter

Strong operational execution results in thirteenth consecutive quarter of year-over-year revenue and net income growth

NEW PRAGUE, Minn.--(BUSINESS WIRE)-- Electromed, Inc. (“Electromed”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced financial results for the three and six months ended December 31, 2025 (“Q2 FY 2026”).

Q2 FY 2026 Company Highlights

●	Net revenues increased 16.3% to a record $18.9 million in Q2 FY 2026, from $16.3 million in the second quarter of the prior fiscal year, led by an 18.4% increase in the core homecare market.

●	Operating income increased to a record $3.6 million, a 42.4% increase from the second quarter of the prior fiscal year.

●	Operating margin improved to 19.2% of net revenues, demonstrating continued operating leverage.

●

Net income was a record $2.8 million, or $0.32 per diluted share, representing an increase of 40.3%, compared to $2.0 million, or $0.22 per diluted share in the second quarter of the prior fiscal year.

●	Repurchased $2.8 million of Electromed common stock at an average price of $26.16 per share in Q2 FY 2026 and finished the quarter with $13.8 million in cash and no debt.

“I'm thrilled to share our record results for the second quarter of fiscal 2026, which represented our 13th consecutive quarter of year-over-year revenue and net income growth. The Electromed team is executing our strategic growth plan at a high level, delivering over 16% revenue growth accompanied by strong operating leverage and net income of $0.32 per diluted share, a record for Electromed,” said Jim Cunniff, Electromed’s President and Chief Executive Officer. “Our Triple Down on Bronchiectasis marketing campaign is generating tremendous physician and patient awareness as we work to serve the nearly 800,000 diagnosed bronchiectasis patients who could benefit from our SmartVest® system. Our strong operational execution, investments in profitable growth, judicious stock buybacks, and maintenance of a strong balance sheet reflect our commitment to driving superior value to our shareholders. Most importantly, we remain dedicated to our mission of helping patients with compromised pulmonary function breathe easier and enjoy an improved quality of life."

Q2 FY 2026 Results

All amounts below are for the three months ended December 31, 2025, and compare to the three months ended December 31, 2024 (“Q2 FY 2025”).

Net revenues grew 16.3% to $18.9 million, from $16.3 million.

Revenue in our direct homecare business increased by 18.4% to $17.3 million, from $14.6 million. The increase in revenue was primarily due to an increase in direct sales representatives and higher net revenues per sales representative. Throughout Q2 FY 2026, we averaged 58 homecare direct field sales representatives. The annualized homecare revenue per weighted average direct sales representative in Q2 FY 2026 was $1,200,000, exceeding Electromed’s target range of $1,000,000 to $1,100,000.

Non-homecare revenue was $1.6 million. Homecare distributor revenue grew 12.1%, totaling $0.9 million for the three months ended December 31, 2025. Hospital revenue of $0.7 million decreased 9.4%, and Other revenue of $0.1 million declined 52.3%.

Gross profit increased year-over-year to $14.8 million or 78.4% of net revenues from $12.6 million or 77.7% of net revenues. The increases in gross profit and gross margin were primarily a result of increased overall revenue and higher net revenues per device.

Selling, general and administrative (“SG&A”) expenses were $10.8 million, representing an increase of $1.0 million or 10.0%. The increase in the current period was primarily due to the increased salaries and incentive compensation related to the higher average number of sales headcount and higher overall compensation costs.

Operating income was $3.6 million or 19.2% of net revenues, compared to $2.5 million, or 15.6% of net revenues. The 42.4% increase in operating income was primarily due to an increase in revenue and gross profit.

Net income increased by 40.3% to $2.8 million, or $0.32 per diluted share, compared to $2.0 million, or $0.22 per diluted share.

As of December 31, 2025, Electromed had $13.8 million in cash, $26.3 million in accounts receivable and no debt, achieving a working capital of $36.2 million and total shareholders’ equity of $45.4 million. The cash balance reflects a decrease of $1.5 million for the six months ended December 31, 2025, compared to an increase in cash of $0.2 million in the six months ended December 31, 2024. The decrease in cash for the six months ended December 31, 2025, was driven primarily by share repurchases of $3.8 million of Electromed common stock, offset by $3.2 million of positive operating cash flow.

Conference Call and Webcast Information

The conference call with members of Electromed management will be held at 5:00 p.m. Eastern Time on Tuesday, February 10, 2026.

Interested parties may participate in the call by dialing (844) 826-3033 (Domestic) or (412) 317-5185 (International).

The live conference call webcast will be accessible in the Investor Relations section of Electromed’s website and directly via the following link: https://viavid.webcasts.com/starthere.jsp?ei=1750329&tp_key=9b1228f9bf

For those who cannot listen to the live broadcast, a replay will be available by dialing (844) 512-2921 (Domestic) or (412) 317-6671 (International) and referencing the Access ID 10206198. Additionally, an online replay of the webcast will be available for one year in the Investor Relations section of Electromed’s web site at: https://investors.smartvest.com/events-and-presentations/default.aspx

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. It is headquartered in New Prague, Minnesota, and was founded in 1992. Further information about Electromed can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this press release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “ongoing,” “plan,” “potential,” “project,” “target,” “should,” “will,” “would”  and similar expressions, including the negative of these terms, but they are not the exclusive means of identifying such statements. Forward-looking statements cannot be guaranteed, and actual results may vary materially due to the uncertainties and risks, known or unknown associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, our ability to obtain reimbursement from Medicare, Medicaid, or private insurance payers for our products; component or raw material shortages, changes to lead times or significant price increases and changes to trade regulations (including, but not limited to, changes to tariffs); adverse changes to state and federal health care regulations; our ability to maintain regulatory compliance and to gain future regulatory approvals and clearances; entry of new competitors including new drug or pharmaceutical discoveries; adverse economic and business conditions or intense competition; wage and component price inflation; technical problems with our research and products; the risks associated with cyberattacks, data breaches, computer viruses and other similar security threats; changes affecting the medical device industry; our ability to develop new sales channels for our products such as the hospital or homecare distributor channels; adverse international health care regulation impacting current international business; our ability to renew our line of credit or obtain additional credit as necessary; and our ability to protect and expand our intellectual property portfolio, as well as other factors we may describe from time to time in Electromed’s reports filed with the Securities and Exchange Commission (including Electromed’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this press release. We undertake no obligation to update them in light of new information or future events.

Brad Nagel, Chief Financial Officer
(952) 758-9299
investorrelations@electromed.com

Mike Cavanaugh, Investor Relations
ICR Healthcare
(617) 877-9641
mike.cavanaugh@icrhealthcare.com

Source: Electromed, Inc.

Electromed, Inc.

Condensed Balance Sheets

	December 31, 2025	June 30, 2025
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$13,791,000	$15,287,000
Accounts receivable (net of allowances for credit losses of $45,000)	26,260,000	24,660,000
Contract assets	1,152,000	1,036,000
Inventories	3,458,000	3,299,000
Income tax receivable	-	408,000
Prepaid expenses and other current assets	906,000	392,000
Total current assets	45,567,000	45,082,000
Property and equipment, net	5,218,000	4,714,000
Finite-life intangible assets, net	387,000	371,000
Other assets	1,276,000	1,173,000
Deferred income taxes	2,462,000	2,462,000
Total assets	$54,910,000	$53,802,000

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$2,320,000	$2,667,000
Accrued compensation	3,711,000	5,079,000
Income tax payable	382,000	-
Warranty reserve	1,813,000	1,645,000
Other accrued liabilities	1,149,000	1,077,000
Total current liabilities	9,375,000	10,468,000
Other long-term liabilities	96,000	125,000
Total liabilities	9,471,000	10,593,000

Shareholders' Equity
Common stock, $0.01 par value per share, 13,000,000 shares authorized; 8,279,631 and 8,349,176 shares issued and outstanding, as of December 31, 2025, and June 30, 2025, respectively	83,000	83,000
Additional paid-in capital	23,073,000	21,941,000
Retained earnings	22,283,000	21,185,000
Total shareholders' equity	45,439,000	43,209,000
Total liabilities and shareholders' equity	$54,910,000	$53,802,000

Electromed, Inc.

Condensed Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2025	2024	2025	2024

Net revenues	$18,897,000	$16,255,000	$35,784,000	$30,923,000
Cost of revenues	4,078,000	3,628,000	7,768,000	6,805,000
Gross profit	14,819,000	12,627,000	28,016,000	24,118,000

Operating expenses
Selling, general and administrative	10,815,000	9,834,000	21,101,000	19,221,000
Research and development	384,000	251,000	625,000	417,000
Total operating expenses	11,199,000	10,085,000	21,726,000	19,638,000
Operating income	3,620,000	2,542,000	6,290,000	4,480,000
Interest income, net	109,000	152,000	243,000	347,000
Net income before income taxes	3,729,000	2,694,000	6,533,000	4,827,000

Income tax expense	968,000	726,000	1,636,000	1,385,000

Net income	$2,761,000	$1,968,000	$4,897,000	$3,442,000

Income per share:

Basic	$0.33	$0.23	$0.59	$0.41

Diluted	$0.32	$0.22	$0.56	$0.38

Weighted-average common shares outstanding:
Basic	8,270,565	8,424,534	8,296,674	8,494,511
Diluted	8,689,290	8,953,349	8,685,497	8,983,726

Electromed, Inc.

Condensed Statements of Cash Flows (Unaudited)

	Six Months Ended December 31,
	2025	2024
Cash Flows From Operating Activities
Net income	$4,897,000	$3,442,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	427,000	414,000
Amortization	90,000	78,000
Share-based compensation expense	1,114,000	1,652,000
Changes in operating assets and liabilities:
Accounts receivable	(1,600,000)	558,000
Contract assets	(116,000)	(278,000)
Inventories	(260,000)	500,000
Prepaid expenses and other assets	(691,000)	(279,000)
Income tax payable, net	790,000	(791,000)
Accounts payable and accrued liabilities	(88,000)	434,000
Accrued compensation	(1,368,000)	(270,000)
Net cash provided by operating activities	3,195,000	5,460,000

Cash Flows From Investing Activities
Expenditures for property and equipment	(886,000)	(270,000)
Expenditures for finite-life intangible assets	(37,000)	(25,000)
Net cash used for investing activities	(923,000)	(295,000)

Cash Flows From Financing Activities
Issuance of common stock upon exercise of options	232,000	346,000
Taxes paid on net share settlement of stock awards	(234,000)	(820,000)
Repurchase of common stock	(3,766,000)	(4,536,000)
Net cash used for financing activities	(3,768,000)	(5,010,000)
Net (decrease) increase in cash	(1,496,000)	155,000
Cash and cash equivalents
Beginning of period	15,287,000	16,080,000
End of period	$13,791,000	$16,235,000